Exhibit 10.17

MANAGEMENT AGREEMENT

This agreement (the “Management Agreement”) is made and entered into by and among Winston Hickman (“Consultant”) and Comarco, Inc. (“the Company”), effective March 24, 2008.

WHEREAS, Samuel M. Inman, III provides executive consulting services to and has experience serving as the chief financial officer of various public and private companies;

WHEREAS, the Company wishes to retain the services of Consultant to serve as the Company’s interim Chief Financial Officer during a period expected to last approximately six-months from the date hereof, and

WHEREAS, Consultant is willing and prepared to accept appointment as the Company’s Chief Financial Officer on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. TERM

This Management Agreement shall continue until terminated pursuant to Section 7. of this Management Agreement.

2. SERVICES

Consultant shall serve as interim Chief Financial Officer for the Company during the term of this Management Agreement at the pleasure of the Company’s Board of Directors. Consultant shall have responsibilities consistent with that of the principal financial and principal accounting officer of SEC Registrants similarly situated to the Company, and report to the Company’s President and Chief Executive Officer and the Chairman of the Audit Committee of the Board of Directors.

Consultant shall devote substantially all of his working time and efforts to the performance of his duties under this Management Agreement, nevertheless the Company acknowledges that the Consultant may represent, perform services for, or be employed by such additional persons or companies except to the extent doing so causes Consultant to breach Consultant’s obligations under this Management Agreement or creates a conflict of interest. The Consultant will keep the Company President and Chief Executive Officer apprised of his activities during business days which conflict with his devotion to the Company’s business affairs.

Consultant shall comply with all applicable state and federal laws when performing under this Management Agreement.

During the term of this Management Agreement, Consultant shall not undertake any employment or perform any assignments for any other entity that actually or potentially competes with, or reasonably could be construed as being actually or potentially in competition with, the business of the Company.

Consultant shall not assign his obligations or delegate his duties hereunder, and shall not enter into a subcontract or teaming relationship with any third person or party to assist in his performance of his duties, unless Consultant has first obtained prior written approval to do so from a majority of the members of the Company’s Board of Directors.

3. CONSULTING FEE

The Company agrees to pay Consultant a monthly fee of $30,000. Payments shall be made on a monthly basis, in advance, except that the partial fee for the month of March 2008 shall be pro-rated based on the effective date of this Management Agreement and equal to $7,500 and is payable in arrears. The Company will reimburse the Consultant for all reasonable and necessary business expenses incurred on behalf of the Company.

4. INDEPENDENT CONTRACTOR RELATIONSHIP

Consultant is an independent contractor and no agency or employment relationship is to be implied or construed to be part of this Management Agreement. No employment relationship, whether express or implied, is created by the performance of any management services. In no circumstance shall Consultant look to the Company as his employer, partner, agent, or principal. Except as specifically stated in this Management Agreement, Consultant is not entitled to any benefits accorded to the Company’s employees, including but not limited to paid time off of any kind for holidays, vacation or illness, retirement plans, incentive compensation, severance or separation payments, change of control payments and insurance coverage of any kind, specifically including, but not limited to, medical and dental insurance, workers’ compensation insurance and state disability insurance.

Consultant shall be responsible for providing, at Consultant’s expense and in Consultant’s name, any and all statutory worker benefits, including but not limited to disability, workers’ compensation, or other insurance as well as licenses and permits usual or necessary for performing the services as an independent contractor. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation, including estimated income taxes and payroll taxes, and shall provide the Company with proof of payment on demand.

5. INDEMNIFICATION REGARDING TAXES/NOT TAX ADVICE

The Company will report all fees paid and expenses reimbursed to Consultant pursuant to this Management Agreement on IRS Form 1099 as non employee compensation paid to Consultant. Consultant shall provide to the Company concurrent with the execution of this Management Agreement evidence of his respective Taxpayer Identification Number. Consultant acknowledges and agrees that Consultant shall be exclusively liable for the payment of all estimated and actual taxes that are due, if any, in respect of the consulting fees and expense reimbursements actually paid to the Consultant pursuant to Section 3. Consultant acknowledges and agrees that the Company is not providing the Consultant with any tax or legal advice, and the Company makes no representations regarding tax obligations or consequences, if any, related to this Management Agreement, or the receipt of payments set forth in this Management Agreement.

6. CONFIDENTIALITY AND INVENTION AND COPYRIGHT ASSIGNMENT AGREEMENT

Consultant acknowledges the private and confidential nature of certain information Consultant may receive in performing services pursuant to this Management Agreement. Consultant agrees that, without express written authorization from the Company, Consultant shall not, either during or following the term of this Management Agreement, directly or indirectly disclose to any person other than the executive officers or authorized agents of the Company, or use or convey to another for use any confidential knowledge or information acquired by Consultant or communicated to Consultant during Consultant’s engagement hereunder, except in the performance of Consultant’s obligations under this Management Agreement.

Consultant hereby agrees to be bound by the provisions of the Nondisclosure and Invention and Copyright Assignment Agreement attached as Exhibit A.

7. TERMINATION

Either the Company or Consultant may terminate this Management Agreement upon 30 days written notice to the other party. Nevertheless, the Board of Directors of the Company may terminate the Consultant’s appointment as Chief Financial Officer of the Company at any time with or without cause, and if without cause pay to the Consultant the net fee due in lieu of 30 days written notice.

The Company may terminate the Consultant, without liability to the Consultant pursuant to this Management Agreement, if the Consultant is terminated for Cause. For purposes solely of determining whether the Company may terminate the Consultant pursuant to this Management Agreement without liability to the Consultant, the Consultant shall be deemed to have been terminated for “Cause” only if the Consultant (1) has engaged in fraud, misappropriation or embezzlement involving the Company, (2) is convicted of or admits a felony or other offense involving dishonesty or moral turpitude, or (3) willfully refuses to carry out a lawful written instruction of the Board of Directors that is consistent with the Consultant’s position and duties as interim Chief Financial Officer, which refusal continues for a period of five (5) days after the Consultant has received a written notice describing in reasonable detail the circumstances deemed by the Board of Directors to constitute such refusal. Notwithstanding the foregoing, the Consultant shall not be deemed, for purposes of this Management Agreement, to have been terminated for Cause unless and until there shall have been delivered to the Consultant a copy of a resolution duly adopted by the affirmative vote of not less than majority of the entire membership of the Company’s Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to the Consultant and an opportunity for the Consultant, together with the Consultant’s counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors the Consultant engaged in the conduct set forth in the second sentence of this paragraph and specifying the particulars thereof in reasonable detail.

Once the termination of this Management Agreement is effective, the Company will have no further payment obligations to Consultant except in respect of any then unreimbursed reasonable and necessary business expenses.

The provisions of Sections 4., 5., 6., 7. and 9. of this Management Agreement shall survive its termination. Other provisions of this Management Agreement shall survive its termination to the extent necessary to preserve each party’s respective rights and obligations.

8. GOVERNING LAW AND EXCLUSIVE JURISDICTION

The relationship between the parties and the interpretation of the terms and conditions set forth in this Management Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

The exclusive jurisdiction for any claim or dispute arising out of or relating to this Management Agreement shall be in the courts of California, and Consultant expressly consents to the exercise of personal jurisdiction in the courts of California in connection with any civil dispute between Consultant and the Company or its affiliates, subsidiaries, employees, contractors, officers, and directors.

9. INDEMNIFICATION

The Company shall indemnify Consultant to the same extent the Company is obligated to indemnify its senior officers and directors.

10. NO ASSIGNMENT

This Management Agreement is for the professional services of Consultant, and Consultant shall not assign or subcontract any part of the work to be performed without the prior written consent of the Company’s Board of Directors.

11. NO CONFLICT

The Parties warrant that neither the execution nor the delivery of this Management Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof shall, to the best of either Parties’ knowledge and belief, (a) violates any provision of law, administrative regulation or court decree applicable to them, (b) conflicts with or results in a breach of any of the terms, conditions and provisions of or constitutes a default under any agreement or instrument to which either is a party or by which either is bound. In addition, Consultant warrants that Consultant does not have any personal, business, or financial interest that in any way conflicts with or appears to conflict with the interests of the Company or places Consultant in a position where Consultant can use Consultant’s association with the Company for direct or indirect personal gain to the possible detriment or embarrassment of the Company.

12. ENTIRE AGREEMENT

This Management Agreement represents the entire agreement and understanding between the parties with respect to the subject matter of this Management Agreement, and it supersedes and replaces all prior agreements and understandings, written or oral, between Consultant and the Company with respect to the subject matter of this Management Agreement.

This Management Agreement may be amended only by a written agreement executed by each of the parties. No amendment of or waiver of, or modification of any obligation under this Management Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.

13. NOTICES

Notices shall be deemed properly served when made in writing and delivered in person or when deposited with U.S. or international mail courier, postage prepaid, certified, return receipt requested, addressed to the parties at their addresses set forth above, or sent via facsimile or e-mail with confirmation of receipt.

If to Consultant –

Winston Hickman

Consultant

33711 Chula Vista

Dana Point, CA 92629

(714)865-4660

winston270@cox.net

If to Company –

Jeffrey Hultman

Member

Board of Directors

Comarco, Inc.

25541 Commercentre Drive

Lake Forest, CA 92630

{Fax}

{Email}

THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND ACCEPT AND AGREE TO THE PROVISIONS CONTAINED HEREIN, AND HEREBY EXECUTE IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

Dated: May 20, 2008

/s/ Winston Hickman
Winston Hickman, Consultant

Dated: May 21, 2008	Comarco, Inc.

/s/ Jeffrey R. Hultman
Jeffrey R. Hultman
Member, Board of Directors

EXHIBIT A

NONDISCLOSURE AND INVENTION

AND COPYRIGHT ASSIGNMENT AGREEMENT

In consideration of the Management Agreement between Winston Hickman (“Consultant”) and Comarco, Inc. (the “Company”), effective March 24, 2008, Consultant agrees as follows:

1. Consultant hereby assigns to the Company in writing all discoveries, concepts and ideas, whether patentable or unpatentable, including but not limited to processes, designs, innovations, inventions, formulas, methods, and techniques, as well as improvements and know-how related thereto, made, conceived, reduced to practice or learned by Consultant during his engagement with the Company, either solely or jointly with others during the engagement (“Company Inventions”). This Agreement shall apply only to inventions which relate exclusively to the business of the Company and shall not apply to any invention which relates to the business of Consultant. This Agreement shall not apply to any Invention developed entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those items and inventions that either: (a) relate, at the time of conception or reduction to practice of the invention, to the Company’s business or any of the products or services being developed, manufactured or sold by the Company or which may conveniently be used in relation therewith, or actual, or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Consultant for the Company.

2. Consultant will acknowledge and deliver promptly to the Company such written instruments and do such other acts, such as giving testimony in support of Consultant’s inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereunto in the Company.

3. Consultant agrees that title to any and all copyrights, copyright registrations and copyrightable subject matter which occurs as a result of his engagement with the Company shall be the sole and exclusive property of the Company. Consultant hereby assigns, and agrees to assign, all of said copyrights to the Company.

4. All technical, business and financial information, written or oral, including, but not limited to, business and financial data (including without limitation sales data, profit and loss data, accounts payable, accounts receivable, technical information, know-how, specifications, designs, Trade Secrets (as hereinafter defined), product specifications, master formulae, quality standards, raw materials and sources of raw materials, product ingredient configurations, vendor and distributor identities and information, marketing information, price and quantity information, marketing and pricing strategies, procedures, processes, samples, customer identities and information, product lists and all other proprietary and confidential information of the Company or any of its affiliates (the “Confidential Information”) which may be disclosed by the Company to Consultant shall be received, used and retained by Consultant on a strictly confidential basis and, except as expressly provided for herein or as required by applicable law, shall not be disclosed to any Third Party or in any way used by Consultant or any other related person.

Consultant shall not disclose any such Confidential Information to any person outside of the Company or to any other Third Party without the prior written consent of a duly authorized representative of the Company. Consultant agrees to use his best efforts to limit dissemination of and access to any Confidential Information only to those persons who have a need for access to such Confidential Information. In addition to the duties, obligations and loyalties the Consultant has as an Officer of the Company, the standard of care which Consultant shall employ shall conform at least to industry standards and shall be adequate to ensure the protection, confidentiality and security of the Trade Secrets and Confidential Information. Consultant shall not make any tangible reproductions, copies or embodiments, in whole or in part, of any Confidential Information without the prior written consent of the Company. All tangible reproductions, copies or embodiments, in whole or in part, of any Confidential Information shall carry a confidential, proprietary notice similar to that, if any, with which it was submitted to the receiving party. Upon the request of the Company or on termination of the Consultant’s engagement with the Company, Consultant shall immediately return to the Company all Confidential Information in tangible form together with any and all copies thereof (whether print or electronic in form). The foregoing obligations shall survive the termination of the Management Agreement.

5. The term “Trade Secrets” shall mean all forms and types of financial, business, scientific, technical, economic, design, pricing, product ingredient and product information of the Company. Trade Secrets include any information described in this Agreement which the Company obtains from another party which the Company treats as proprietary, whether or not owned or developed by the Company. Trade Secrets shall specifically include, but are not limited to, any and all technical and nontechnical data, product plans and information, customer lists, master formulae, product ingredient configurations, raw materials, sources of raw materials, copyrights and copyrightable subject matter, product specifications, ideas, concepts, methods, patterns, techniques, systems, processes, procedures, whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, discoveries and inventions, whether patentable or not, including, without limitation, the nature and results of technical and nontechnical research and development activities performed by or on behalf of the Company, “know-how”, raw material and product component lists and specifications; and all inventions and ideas which the Company owns or obtains from a Third Party.

6. The term “Confidential Information” shall not include any information which:

(a) is in the public domain at the time of receipt by receiving party or which comes into the public domain without breach of any obligation assumed hereunder; or

(b) was already known by the receiving party at the time of receipt from the disclosing party without reference to the current or any prior relationship between the receiving party and the disclosing party; or

(c) is required to be disclosed by the receiving party pursuant to a judgment, order or other mandate of any court of competent jurisdiction or any administrative, governmental or regulatory body, agency, or office.

7. Consultant hereby acknowledges that all Trade Secrets and Confidential Information of the Company are the exclusive property of the Company. Nothing herein shall grant or shall be construed as granting to Consultant any right, title or interest to the Trade Secrets or Confidential Information or any intellectual property (including without limitation any patent, trade secrets, trademark, service mark, trade name, copyright or any rights associated therewith) of the Company. Consultant shall not directly or indirectly use any Trade Secrets or Confidential Information for any other purpose (including but not limited to a solicitation of customers for Consultant’s or any of his affiliates’ benefit), unless pursuant to the prior written approval of the Company in each particular instance. During the term of the Management Agreement and after any expiration or earlier termination of the Management Agreement for any reason Consultant shall not take or attempt to take any action in derogation of the Company’s rights with respect to any Trade Secrets, Confidential Information or other intellectual property of the Company and shall not otherwise violate, infringe upon or interfere with any Trade Secrets, Confidential Information or other intellectual property of the Company.

8. No modification or waiver of this Agreement or any of its provisions shall be binding upon the Company unless made in writing and signed on behalf of the Company by one of its officers at the direction of the Board of Directors. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and such invalid or unenforceable provision shall be reformed to the extent possible in order to give its intended effect and/or meaning. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9. Except as provided in the Management Agreement, this Agreement together with the Management Agreement with the Company supersedes any and all agreements between Consultant and the Company with respect to the subject matter hereof.

Consultant has read and fully understands the foregoing, and by affixing Consultant’s signature below, Consultant agrees that he is bound hereby and effective as of March 24, 2008.

Dated: May 20, 2008	/s/ Winston Hickman
Winston Hickman, Consultant